Advanced ID Announces International Distribution Agreements for Major Growth Markets

India and Indonesia are the Latest Asian Markets to Receive Advanced ID's Proprietary Tire Products

Calgary, AB - May 21, 2008 -- Advanced ID Corporation (OTCBB: AIDO), a leading developer of radio frequency identification ("RFID") technology for livestock tracking, pet recovery and supply chain applications focusing on the tire management industry, today announced that it has entered into international distribution agreements to bring its proprietary tire products to India and Indonesia. According to Tire Business magazine, in 2006 there were 32 million tires manufactured in India and over 41 million tires manufactured in Indonesia, representing an approximate $100 million annual market opportunity for Advanced ID. For the first time, tire manufacturers and automotive fleet owners and service organizations in these markets will now be able to locally purchase Advanced ID's RFID UHF tire tags and readers and its Pneu-Logic Ltd. subsidiary's tire maintenance systems.

The distribution agreements covering India and Indonesia follow Advanced ID's formal entry the Asian market last month. In April, the Company announced the landmark decision of Qingdao Mesnac Co., Ltd. ("Mesnac"), a leading Chinese tire production equipment and software maker with significant tire manufacturing operations, to become the world's first tire manufacturer to commit to embedding Advanced ID's RFID tire tags in a commercial truck line. Mesnac is purchasing a minimum of 2 million RFID tire tags and a quantity of RFID readers from Advanced ID. China is the world's largest tire producing nation with 205 million tires manufactured in 2006, according to Tire Business magazine.

"The distribution agreements covering India and Indonesia are two additional major breakthroughs for the adoption of the world's most sophisticated tire identification, tracking and maintenance platform from Advanced ID," said Dan Finch, President and CEO of Advanced ID. "Following last month's news of the largest contract in the Company's history for our RFID tire tag line that marked our entry into China, today's announcement provides us with a presence in some of the world's largest and fastest growing markets. When coupled with the progress we are making in product trials with the world's largest tire manufacturers, we believe significant strides have been taken toward the long term acceleration of our business."

The distribution partner in India is Syncroft (www.syncroft.com), which specializes in providing the latest wireless, web-based and RFID technology for various markets, including supply chain, education, asset management, retail and warehousing. It provides complete RFID and embedded solutions to improve business efficiency and generate additional revenue. The Mumbai, India-based company provides end-to-end solutions in RFID and software to deliver off-the-shelf solutions as well as complete consultancy and project delivery for customized solutions.

According to Euromonitor International, the world's leading independent provider of business intelligence on industries, countries and consumers, the Indian retailing market will grow in value by a total of 39.6% between 2006 and 2011, averaging growth of almost 7% a year. The country's growth in gross domestic product is second only to China. As the second most inhabited nation in the world at nearly 1 billion people, India population is growing at about 1.7% annually.

Advanced ID has selected Suar Group (www.suargroup.co.id) as its distributor in Indonesia. Established in 1962, Suar Group has over 200 employees and provides industrial and developmental products and services throughout Indonesia. A leading business unit in the Suar Group, PT. SUAR PnGO Sistemindo, is focused on providing information technology for asset management, tracking and identification for the automotive industry, including an "Identification Division" which employs RFID technology.

Euromonitor International estimates that Indonesia is home to 3.5% of global inhabitants and ranks as the world's 4th most populated nation. Annual real gross domestic product growth is expected to be 6.0% in 2007 and 6.3% in 2008 (from 5.5% in 2006), driven mainly by private consumption and exports.

Tire Products and Technology From Advanced ID
Advanced ID has developed the most advanced RFID UHF tire tags and accompanying reader platform, which is gaining acceptance and implementation among tire manufacturers, industry supply chain constituents and safety advocates. The company offers a state-of-the-art RFID solution to track and identify tires. This is of vital importance to tire owners and fleet managers as theft of bus, truck and off-the-road/earth mover tires is common in many markets around the world. Tracking of tires also enables the documentation of the entire life of the tire - from point of origin through retreading and service repairs.

The tire tag solution from Advanced ID is based on proprietary RFID tag readers developed by the Company and RFID tag technology obtained through a third party license for a 915 MHz tire tag for the transportation industry. Advanced ID provides both the tire tag that is embedded in the tire during the tire curing (manufacturing) process and also the tire patch, which is cold vulcanized on the tire after manufacture or for replacement tires already in the field. Both applications provide a life-of-tire, unique ID for the tire which can be used for inventory purposes, tire maintenance with the Company's Pneu-Logic tire inspection tools division, theft prevention, and as a resource in tire recall situations.

Pneu-Logic Ltd., a wholly owned subsidiary of Advanced ID, has become the world's leader in electronic data capture for the commercial tire industry. Pneu-Logic tools have been approved by major tire manufactures and are used by professional tire management companies worldwide. Pneu-Logic tools reduce the overall vehicle inspection process by up to 50%, improve customer satisfaction, reduce cost and complexity, and improve overall business efficiency. Additional information is available on the Internet at www.pneu-logic.co.uk.

About Advanced ID Corporation: Advanced ID Corporation (OTCBB: AIDO) is a complete solutions provider in the RFID market with a focus on the tire management industry. The company is also a major factor in the tire inspection business through its UK based Pneu-Logic subsidiary. The Company is active in the pet recovery business through its AVID Canada subsidiary in Calgary, Alberta, and has developed a UHF RFID reader product line through its Advanced ID Asia Engineering technical support and business development partner in Chiang Mai, Thailand.
# # #
Safe Harbor Statement: Statements in this press release other than statements of historical fact, including statements regarding the company's plans, beliefs and estimate as to projections are "forward-looking statements". Such statements are subject to certain risks and uncertainties, including factors listed from time to time in the company's SEC filings, and actual results could differ materially from expected results. These forward-looking statements represent the company's judgment as of the date of this release. Advanced ID Corporation does not undertake to update, revise or correct any forward-looking statements.
For further information visit Advanced ID Corporation at www.advancedidcorp.com

Contact:
Advanced ID
Dan Finch, 214-755-0932
President
danf@advancedidcorp.com
or
Investors:
Darrow Associates
Jordan Darrow, 631-367-1866
jdarrow@darrowir.com

Advanced ID Announces 123% Increase in First Quarter Revenues
Single Largest Order for Tire Products to be Recognized Beginning in 2Q08; Company On Track for Record Annual Revenues

Calgary, AB - May 29, 2008 -- Advanced ID Corporation (OTCBB: AIDO), a leading developer of radio frequency identification ("RFID") technology for livestock tracking, pet recovery and supply chain applications focusing on the tire management industry, today announced financial results for the first quarter ended March 31, 2008.

Revenues for the three months ended March 31, 2008 were a record $424,955, an increase of 123% as compared to revenues of $190,380 for the same period of 2007. The increase in revenues for the first quarter of 2008 is attributed to the growth in sales for the Company's RFID ultra high frequency ("UHF") tracking and identification tags and proprietary readers as well as contributions relating to sales of tire management solutions at Pneu-Logic Ltd., a wholly owned subsidiary acquired in late 2007.

"We are pleased with the progress made in increasing our sales in the first quarter and the development of a longer term pipeline with far more substantial revenue opportunities," said Dan Finch, President and CEO of Advanced ID. "While our legacy RFID business is holding steady, products relating to our tire technology are clearly the catalyst for growth. The impressive revenue performance in the first quarter of the year does not reflect our formal entry the Asian market which was marked by the landmark decision of a leading Chinese tire production equipment and software maker to become the world's first tire manufacturer to commit to embedding Advanced ID's RFID tire tags in a commercial truck line. This agreement has an estimated value of approximately $4 million over the next 12 months and is the largest contract ever signed by the Company. Sales to China under this contract should be recognized as revenues beginning in the second quarter of 2008, which is expected to lead to the highest level of annual revenues in the Company's history."

Gross profit for the first quarter of 2008 was $146,968, an increase of 120% as compared to gross profit of $66,895 in the first quarter of 2007. Gross profit as a percentage of revenue was 34.6% in the first quarter 2008, as compared to 35.1% in the 2007 period. The modest reduction in gross profit margin reflects a change in sales mix toward tire products. Tire product margins are expected to increase with manufacturing efficiencies for high quantity production.

Research and development expenses of $12,930 for the three months ended March 31, 2008 decreased by $35,842 or 73.50% from last year's comparable period. This decrease is in part due to the fact that research and development pertaining to the PR500 UHF reader have been substantially completed.

For the three months ended March 31, 2008, selling, general and administrative ("SG&A") expenses were $591,363, as compared to $299,605 in the first quarter of 2007. The increased SG&A reflects higher spending as a result of the addition of Pneu-Logic, higher non-cash compensation expense, and increased investor relations and public relation expenses. Additionally, the increased SG&A reflects a team of four employees at Pneu-Logic in the United Kingdom expanding their sales efforts in Europe, China, India and other Asian countries for all of the Company's tire product lines.

The Company reported a net loss of $458,198 for the three months ended March 31, 2008, as compared to a net loss of $267,641 for the same period of 2007. The increase in net loss is primarily due to higher SG&A expenses, including increased salaries and consulting fees, which was partially offset by the increase in gross profit resulting from the record level of revenues.

About Advanced ID Corporation: Advanced ID Corporation (OTCBB: AIDO) is a complete solutions provider in the RFID market with a focus on the tire management industry. The company is also a major factor in the tire inspection business through its UK based Pneu-Logic subsidiary. The Company is active in the pet recovery business through its AVID Canada subsidiary in Calgary, Alberta, and has developed a UHF RFID reader product line through its Advanced ID Asia Engineering technical support and business development partner in Chiang Mai, Thailand.

Safe Harbor Statement: Statements in this press release other than statements of historical fact, including statements regarding the company's plans, beliefs and estimate as to projections are "forward-looking statements". Such statements are subject to certain risks and uncertainties, including factors listed from time to time in the company's SEC filings, and actual results could differ materially from expected results. These forward-looking statements represent the company's judgment as of the date of this release. Advanced ID Corporation does not undertake to update, revise or correct any forward-looking statements.

For further information visit Advanced ID Corporation at www.advancedidcorp.com

Contact:
Advanced ID
Dan Finch, 214-755-0932
President
danf@advancedidcorp.com
or
Investors:
Darrow Associates
Jordan Darrow, 631-367-1866
jdarrow@darrowir.com